Exhibit 99.1

News Regarding Your Long-Term Incentives

You are receiving this message because you are a current participant in the Gerdau Long-Term Incentive Program.

As part of the continuous review and improvement process, Gerdau is modifying the Long-Term Incentive (LTI) program to better align with the program objectives which are attraction, retention, motivation, and alignment with shareholders and market trends.

In 2014, LTI awards will be granted as Restricted Stock Units (RSUs) and Performance Share Units (PSUs).  Over the next few months, in preparation for this transition, you will be given an opportunity to make a one-time election to convert your outstanding Stock Appreciation Rights (SARs) or stock options to an equivalently-valued number of RSUs.

During the next week you will receive information about the new 2014 program and the exchange offer.  Please be on the lookout for an invite to webinars or local onsite meetings.

In addition, next week you will receive an email with links to the exchange offer, your personalized exchange statement, as well as links to other documents that will be provided to help you make an informed decision about your awards.

These materials will be sent to you in an email from Gerdau with links to the appropriate documents.  Following the presentations, please direct your questions to aneta.booth@gerdau.com.

Mike Jones

Executive Compensation Manager

Gerdau Long Steel North America

IMPORTANT INFORMATION

The exchange offer has not yet commenced.  Gerdau will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, in connection with the exchange offer.  Persons who are eligible to participate in the exchange offer should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the exchange offer.  You may access these materials, once available, free of charge on the SEC’s website at www.sec.gov or by contacting Aneta Booth at aneta.booth@gerdau.com.